Exhibit 99.2

BSB Bancorp, Inc.

Third Quarter 2003 Conference Call Script

October 23, 2003

Larry G. Denniston:

Thank you.

Good morning and welcome to BSB Bancorp’s third quarter conference call and webcast.

Today’s presentation contains forward-looking statements concerning the projected performance of BSB Bancorp. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from any forward-looking information discussed in this call since forward-looking information may involve significant risks and uncertainties.

For a discussion of the factors that might cause such differences please refer to yesterday’s press release or BSB’s public filings with the Securities and Exchange Commission which are available online at www.sec.gov.

Howard Sharp, BSB’s President and Chief Executive Officer will speak first this morning and provide an overview of the company’s primary initiatives during the last quarter. Then, Rex Decker, our Senior Vice President and Chief Financial Officer will speak about the quarter’s financial results in more detail.

A question and answer session will immediately follow Rex’s comments.

Howard W. Sharp

Thanks Larry

Good Morning everyone. Thanks for joining us today.

We are pleased to be able to report continued improvement during the quarter, not only in earnings but also in, what for us, is the important area of asset quality.

I have a few comments regarding those items and just a couple of others and afterward Rex Decker, our CFO, will present a more comprehensive review of our financial results and then Rex and I will take any questions you may have.

The earnings improvement for the quarter was largely a result of our continued success in the residential mortgage business. Outstanding residential mortgage loans rose to $513 million, up about 15% from the prior quarter. Originations for the quarter were $123 million, up from $95 million in the second quarter. We are seeing a slowdown in this business due to both seasonal trends and changes in the interest rate environment, but our pipeline remains strong at $103 million. We continue to be the market leader in our core Binghamton and Syracuse markets, and, to some extent, we are offsetting the overall slowdown with improved production from our operations in the Capital region of New York State.

The bulk of the residential mortgage loans continue to be 10 and 15 year bi-weekly products. As we have previously reported, BSB requires the bi-weekly loans to be paid via debit to a BSB checking account, hence the strong mortgage originations continue to drive growth in the number of new checking accounts. During the quarter, we opened 292 new individual checking accounts directly as a result of the bi-weekly product, which is about 12% of the total new checking accounts in that period. These new accounts are a big reason for the more than 16% year over year growth in consumer checking balances.

The other category of asset growth is commercial real estate which you will recall has been our consistent objective. During the quarter, CRE loans increased from $170 million to $175 million. That compares to $122 million at the end of the third quarter of last year. The bulk of our activity continues to be in Syracuse and Binghamton but we have made some inroads into the Lower Hudson, the Capital District, and Orange County. We think our results significant, given that we are not in high growth markets.

The downside to the current rate environment is that we are not able to reduce liability rates enough to avoid a continuing squeeze in margins. However, we are committed to our strategy of holding lower credit risk assets and also committed to protecting net earnings by controlling operating expenses and reducing credit loss expenses.

Last quarter we said we were going to be more aggressive in charging off problem loans for which we previously established reserves. The quarterly report shows the results of that change in strategy. Gross charge offs of $8.6 million led to a reduction in NPAs of almost $9 million dollars. Non-performing assets dropped to 1.5% of assets, down from 1.9% in June, but to add perspective: that 1.5% compares to 2.6% at year end ‘02 and 2.8% at the end of the third quarter last year.

Our loan loss reserves also improved during the quarter. Recoveries of almost $4.5 million, a provision of $2.9 million, and other resolutions of problem loans led to an increase in the allowance for loan losses of almost 2 times non-performing loans and nearly 4¼% of total loans. The allowance for loan losses at the end of this past quarter was $61.4 million, higher than a year ago when it stood at $59.8 million. NPA’s during that same time period have declined a little over 43%, from $57.2 million to $32.4 million. Clearly, asset quality at BSB is still not where we intend to have it: just as clearly however, our reserve position provides considerable protection against future losses.

Before I conclude, I want to recap some of our strategic objectives:

Lower the risk profile of the Company by reducing the amount of C&I loans;

Emphasize growth in lower risk assets such as commercial and residential mortgages;

Improve reserves and clean up the problem loan portfolio; and

Grow core deposit transaction accounts in all categories, i.e. consumer, commercial and municipal and control operating expenses.

We believe we continued to perform well in these areas during the past quarter. We also believe we can sustain that performance and as we do that we expect the pressure on margins to lessen and our expenses related to credit losses to decrease.

Thank you again for your support. Rex will now discuss the financials.

Rexford C. Decker

Good morning everyone. We will be discussing our results for the third quarter activity and, as usual, how that compares to second quarter results and results of the third quarter of 2002.

Net income continued to improve in the third quarter, increasing approximately $300 thousand from both the second quarter of 2003 and the third quarter of last year.

Net interest income for the third quarter of 2003 declined to $17.6 million compared to $17.9 million in the second quarter. The average balance of all earning assets increased approximately $48 million but did not offset a 14 basis point decline in margin. This margin decline compares to a 29 basis point decline from the first quarter to the second quarter of this year.

The rise in the outstanding residential real estate loans balance increased interest income related to these loans to $6.5 million for the third quarter, $574 thousand higher than the second quarter.

Commercial and industrial loan income declined to $6.4 million for the third quarter, a decline of about $572 thousand from the second quarter of this year, nearly offsetting the increase in the residential mortgage loans.

The yields on both of these portfolios declined, residential mortgages declined 12 basis points to 5.50% and C&I loan yields declined 7 basis points to 6.14%.

The amortization of premiums in the investment portfolio remained at high levels, approximately $92 thousand higher than the second quarter of 2003. Securities income declined by about $750 thousand, caused mainly by a decline in yield of about 58 basis points. A higher premium amortization and the continued payoffs of the underlying loans in mortgage backed securities created cashflow that was replaced by new securities at lower rates, contributing to the yield decline.

As I have in the past, I’ll discuss the characteristics of the residential mortgage loans that were originated. Just under $123 million of residential mortgages were originated compared to about $95 million last quarter. Of those loans originated, 20-year loans with a monthly term, 30-year loans with a monthly and bi-weekly term were sold. The remainder of the mortgages originated are normally kept in portfolio.

A further breakdown, of the approximately $101 million of loans kept in the bank’s portfolio, about $33 million or 33% were 10 year loans; about $52 million or 51% were 15 year loans and about $12 million or 12% were 20 year bi-weekly loans. The remaining 4% of the mortgages held in portfolio were adjustable, construction or other types of loans.

The weighted average term of the mortgage loan going into portfolio is about 175 months.

The loan to value ratio for residential mortgages varies based on the type and term of the loan but for the loans going into portfolio, on average, it remains at about 63%.

Commercial real estate loans grew about $4 million during the quarter to $174.6 million. Originations for the third quarter stayed similar to the first two quarters of the year at $17.0 million. Loan to value ratios for commercial real estate typically range between 60 to 70%.

The consumer portfolio increased about $3 million during the quarter, to $374.2 million. Originations for all consumer loans were consistent this quarter at $47.9 million compared to $48.5 million for the second quarter of 2003. FICO scores remained high at about 740 for both new and used auto loans combined.

The Bank’s securities portfolio decreased during the quarter to $639.6 million at September 30, 2003 from $656.7 million at June 30, 2003. High prepayments on mortgage backed securities continued and cash flow of about $110 million from normal principal reduction was replaced with almost $129 million of new purchases at somewhat lower rates. Nearly one-half of the portfolio had to be replaced during the second and third quarters of this year due to paydowns and sales. Premium amortization continued to be high and was almost $100 thousand more than the second quarter. Also, affecting the yield and interest income for the quarter was the absence of income from FHLB stock which was approximately $265,000 for the second quarter and caused about a 5 basis points drop in margin.

The overall cost of funds dropped 16 basis points during the quarter. This decline in cost of funds exceeded the second quarter drop of 8 basis points as approximately $82 million of cd’s matured during the quarter at an average rate of just over 3%. Maturing cd’s are expected to be about $81 million for the fourth quarter at an average rate of about 2.3%. This equates to a current term of 2 to 3 years to get a comparable rate.

The provision for loan losses for the quarter ended September 30, 2003 was $2.9 million, consistent with the June quarter end total of $3.0 million and down from $4.5 million of provision taken in the third quarter of 2002. The level of loan loss provision taken during any quarter is dependent on a number of variables. These variables can be charge-offs, recoveries, changes in borrowers conditions and other factors and therefore can fluctuate from quarter to quarter.

Non-interest income for the third quarter of 2003 was $3.6 million compared to $3.4 million in the second quarter of 2003 and $3.1 million in the third quarter of 2002.

Impairment charges of $105 thousand were taken on mortgage servicing assets in the second quarter of 2003. But as mortgage rates increased slightly during the third quarter, the value of mortgage servicing increased comparatively to provide higher income in the third quarter over the second quarter. The servicing portfolio continues to shrink, as sales into the portfolio did not keep pace with amortization and payoffs.

Interchange income decreased about $64 thousand as was expected for the quarter.

Operating expenses declined 2.4% from the second quarter of 2003 to the third quarter of 2003. We continue to monitor expenses closely and look for ways to reduce expenses when possible despite the on-going costs required to manage problem loans. Third quarter 2003 operating expenses were about $800 thousand higher than the third quarter 2002 expenses. Almost $500 thousand of this is higher salaries and benefits cost, with benefits costs alone rising over $350 thousand, pension costs and health costs, of course, being the major contributors.

Advertising and promotion expense decreased from the second quarter but can vary from quarter to quarter depending on promotions in effect at the time.

Professional fees decreased $70 thousand from the second quarter to the third quarter and legal fees associated with problem loans declined by about $30 thousand.

Comparing non-interest income for the third quarter 2003 with third quarter 2002 for a moment, the most substantial changes were the addition of BOLI income in 2003 and more securities gains taken in 2003.

Tax expense was lower in the third quarter of 2003 compared to the third quarter of 2002 largely due to the addition of non-taxable BOLI income and tax incentive credits recognized.

Non-performing assets declined about 21% from June 30, 2003 mainly through charge-offs taken during the quarter. Total charge-offs were $8.6 million for the quarter compared to $7.6 million for the second quarter of 2003. With the higher level of charge-offs this quarter and with the level of provisioning provided for the quarter, the allowance to non-performing loans rose from about 163% to almost 200% at September 30, 2003.

In conjunction with the charge-offs, recoveries were higher in the third quarter than the second quarter as one significant relationship, which had loans previously charged-off, had recoveries of just over $3 million.

Performing loans 30 to 89 days past due decreased to $3.4 million at September 30, 2003 from $4.8 million at June 30 of this year and $8.1 million at September 30, 2002. Of the amount 30 to 89 days past due at the end of the most recent quarter, $845 thousand was 60 to 89 days past due. Of this amount, $520 thousand was consumer loans and the balance commercial and residential real estate loans.

Performing substandard loans remained stable at $81.7 million compared to $82.0 million at June 30, 2003 and has increased from the September 30, 2002 level of $78.8 million. Included in those totals are accruing troubled debt restructured loans of $8.4 million, $8.1 million and $5.1 million, respectively.

Borrowing relationships with commitments outstanding of greater than $10 million remained the same with 9 borrowers for both September 30 and June 30, 2003. For both September 30 and June 30, 2003, of these 9 relationships, 6 borrowers had total loans outstanding exceeding $10 million. Within these relationships, there can be numerous individual loans with individual means of repayment.

That concludes my remarks and Howard and I will be glad to take questions.